EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES PLAN TO DIVEST NON-STRATEGIC OIL AND GAS PROPERTIES AND RECENT STOCK REPURCHASE ACTIVITY

DENVER, September 13, 2007– St. Mary Land & Exploration Company (NYSE: SM) today announces that it has engaged Albrecht & Associates, Inc. to market for sale a package of non-strategic oil and gas properties. Additionally, the Company announces that in August it repurchased a total of approximately 791,000 shares of outstanding common stock at a weighted average cost of $32.82 per share.

Tony Best, President and CEO, commented, “We have recently completed a review of our asset base and determined that now is the appropriate time to pursue the divestiture of selected non-core oil and gas properties. The valuation metrics of selected sales packages are attractive in the current market environment. In addition, our employees will be better able to concentrate their efforts on the larger scale development programs that make up the majority of our drilling inventory and that provide the highest growth opportunities for St. Mary.

“With respect to the stock repurchases, we routinely assess our net asset value per share against the value reflected in the market price for our shares. When we see the market value fall below our internal assessment of net asset value per share, we will often move to buy back our shares at that accretive price. By hedging a proportionally commensurate amount of production related to the reserves associated with the repurchased shares in a manner consistent with our approach to acquisitions, we have locked in the value being offered by the market.”

DIVESTITURE PACKAGE

St. Mary has engaged Albrecht & Associates, Inc. to handle a planned property divestiture of certain non-core oil and gas properties.  The package represents non-strategic properties located primarily in the Rockies and Mid-Continent regions.  Based on a preliminary reserve estimate prepared by Albrecht and Associates, these properties represent approximately 74 BCFE of proved oil and gas reserves. The sales price for these properties will be determined by a competitive bidding process. Provided the Company believes it receives an offer that it believes represents appropriate value and is accretive to net asset value per share, the divestiture is currently expected to be completed in late December 2007. Accordingly, there is no anticipated impact to the Company’s previously announced 2007 production guidance. Inquiries related to the sale should be directed to Albrecht & Associates, Inc. at (713) 951-9586.

STOCK REPURCHASES

Throughout the month of August, St. Mary repurchased a total of 790,816 shares of outstanding common stock at an average weighted cost of $32.82 per share in the open market. The shares were repurchased under the Company’s existing Board-authorized stock repurchase program. The Company is authorized to repurchase 5,209,184 additional shares of common stock under its current authorization. The stock repurchases were funded with cash on hand and borrowings under the Company’s existing credit facility.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of securities laws. The words “will,” “anticipate,” “plans,” and “expect” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the pending nature of the announced divestiture as well as the ability to complete this transaction, the uncertain nature of the expected benefits from the divestiture of oil and gas properties, uncertainties related to the amount of expected proceeds to be received from the divestiture, the volatility and level of oil and natural gas prices, the imprecise nature of oil and natural gas reserve estimates, and other matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-17

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